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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE
    COMMISSION ONLY (AS PERMITTED BY
    RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                     National Commerce Financial Corporation
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

    (5) Total fee paid:

    ----------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

    (3) Filing Party:

    ----------------------------------------------------------------------------

    (4) Date Filed:

    ----------------------------------------------------------------------------

Notes:





Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                    NATIONAL COMMERCE FINANCIAL CORPORATION
                              One Commerce Square
                           Memphis, Tennessee 38150

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 24, 2002

TO THE SHAREHOLDERS OF NATIONAL COMMERCE FINANCIAL CORPORATION:

   The annual meeting of shareholders of National Commerce Financial Corporation will be held in the Auditorium at National Bank of Commerce, Concourse Level, Commerce Tower, One Commerce Square, Memphis, Tennessee 38150, on Wednesday, April 24, 2002, at 10:00 a.m., Central Daylight Time.

   At the annual meeting, you will be asked to vote on the following proposals:

       1. To elect six individuals to serve on our Board of Directors;

       2. To ratify the appointment of KPMG LLP as our independent auditors for 2002; and

       3. To transact any and all other business as may properly come before the meeting or any adjournment of the meeting.

   Only shareholders of record at the close of business on March 13, 2002 will be entitled to receive notice of and to vote at the annual meeting.

   Information relating to the above matters is set forth in the accompanying proxy statement dated March 26, 2002.

                                          By Order of the Board of Directors,
                                          /s/ David Popwell
                                          DAVID T. POPWELL
                                          Secretary

Memphis, Tennessee
March 26, 2002

                            YOUR VOTE IS IMPORTANT.

 Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope, or follow the instructions on the enclosed proxy card to vote your shares on the telephone or the Internet, whether or not you plan to attend the meeting.

                    NATIONAL COMMERCE FINANCIAL CORPORATION
                              One Commerce Square
                           Memphis, Tennessee 38150

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 24, 2002

                             ---------------------

                     INFORMATION ABOUT THE ANNUAL MEETING

   Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting of shareholders by the proxies named on the enclosed proxy card. In connection with our solicitation of proxies, we are mailing this proxy statement, the enclosed proxy card, our annual report on Form 10-K for the year ended December 31, 2001, and our 2001 annual report to all shareholders beginning on or about March 26, 2002.

   In this proxy statement, terms such as "we," "us" and "our" refer to National Commerce Financial Corporation, which may also be referred to from time to time as "NCF" to distinguish it from its subsidiaries or other entities.

When is the annual meeting?       Wednesday, April 24, 2002, 10:00 a.m. Central
                                  Daylight Time.


Where will the annual meeting
be held?                          In the Auditorium at National Bank of Commerce

                                  Concourse Level, Commerce Tower, One Commerce Square, Memphis, Tennessee 38150.

What items will be voted on
at the annual meeting?            You will be voting on the following matters:

                                  1. ELECTION OF DIRECTORS. To elect six Class
                                     B directors to serve until the 2005 annual meeting of shareholders.

                                  2. RATIFICATION OF AUDITORS. To ratify the
                                     selection of KPMG LLP as our independent auditors for fiscal year 2002.

                                  3. OTHER BUSINESS. To transact such other
                                     business as may properly come before the annual meeting or any adjournment of the annual meeting.

Who can vote?                     Only holders of record of our common stock at
                                  the close of business on March 13, 2002 will be entitled to notice of and to vote at the annual meeting and any adjournment of the annual meeting. Each holder is entitled to one vote for each share of common stock held on that date. On March 13, 2002, there were 206,237,497 shares of our common stock outstanding and entitled to vote.

How do I vote by proxy?           You may vote your shares by marking, signing
                                  and dating the enclosed proxy card and
                                  returning it in the enclosed postage-paid envelope. If you return your signed proxy card before the annual meeting, we will vote your shares as you direct.

                                  You may also vote your shares by proxy either by telephone or electronically via the Internet, following the instructions on the enclosed proxy card.

                                  For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees or (3) all of the nominees except those you designate. For each other item of business, you may vote "FOR" or "AGAINST" or you may "ABSTAIN" from voting.

                                  If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them:

                                     "FOR" the election of all of our nominees for director; and

                                     "FOR" the ratification of KPMG LLP as our independent auditors.

                                  We are not aware of any other matters to be brought before the annual meeting. If matters other than those set forth above are properly brought before the annual meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

How do I change or revoke my
  proxy? You can change or revoke your proxy at any time before it is voted at the annual meeting:

                                  1. If you initially voted by telephone or
                                    electronically via the Internet, by
                                    recording a different vote using the same method you used to cast your initial vote.

                                  2. By submitting another proxy card by mail
                                    with a more recent date than that of the proxy first given, whether given by telephone, electronically or via submission of a proxy card.

                                  3. By sending written notice of revocation to
                                    our corporate secretary, David T. Popwell.

                                  4. By attending the annual meeting and voting
                                    in person.

                                  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from that bank, broker or other holder of record to be able to vote at the meeting.

How many votes are required?      If a quorum is present at the annual meeting,

                                    The director nominees will be elected by a plurality of the votes cast in person or by proxy at the annual meeting.

                                    KPMG LLP will be ratified as our
                                    independent auditors, and all other matters submitted to the shareholders will be acted upon affirmatively, by the vote of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on the matter.

What constitutes a "quorum"       A majority of the outstanding shares of NCF
for the annual meeting?           common stock entitled to vote at the annual
                                  meeting, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting.
                                  You will be considered part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the annual meeting for purposes of determining a quorum. Abstentions will have the same effect as negative votes on all matters but the election of directors, as to which they will not count in the voting results. Broker non-votes will not count in the voting results as to any matter, including the election of directors. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority for that item and has not received instructions from the owner of the shares.

Who pays for the solicitation     We will pay the cost of preparing, printing
of proxies?                       and mailing material in connection with this
                                  solicitation of proxies. In addition to
                                  solicitation by mail, our officers, directors
                                  and regular employees, as well as those of
                                  our principal banking subsidiary, National
                                  Bank of Commerce ("NBC"), may make
                                  solicitations personally and by telephone or
                                  otherwise. We will, upon request, reimburse
                                  brokerage firms, banks and others for their
                                  reasonable out-of-pocket expenses in
                                  forwarding proxy materials to beneficial
                                  owners of stock or otherwise in connection
                                  with this solicitation of proxies.  In
                                  addition, we have retained Georgeson &
                                  Company, Inc. to assist in the solicitation
                                  for a maximum fee of $1,500 plus reasonable
                                  out-of-pocket expenses.
When are proposals for the        To be considered either for inclusion in the
2003 annual meeting due?          proxy materials solicited by the directors
                                  for the 2003 annual meeting or for
                                  consideration by the shareholders at the 2003 annual meeting, proposals by shareholders must be received by David T. Popwell, Corporate Secretary, One Commerce Square,
                                  Memphis, Tennessee 38150, no later than
                                  November 25, 2002. To be eligible for
                                  inclusion, a proposal must comply with our bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934. We will have discretionary voting authority with respect to any shareholder proposals that we receive after February 8, 2003.

                                  PROPOSAL I
                             ELECTION OF DIRECTORS

   Our Amended and Restated Charter provides for a Board of Directors consisting of not less than three and not more than twenty-five directors. It divides the Board into three classes as nearly equal in number as possible, with each class serving a three-year term and one class elected at each annual meeting of shareholders. The Board of Directors has set at 18 the number of directors constituting the full Board for the ensuing year.

   CCB Financial Corporation ("CCB") merged with and into NCF effective July 5, 2000. Pursuant to our Agreement and Plan of Merger with CCB, for a period of two years after the merger, half of our directors are to be nominated by members of our Board who were directors of NCF prior to the merger, or their successors ("NCF directors"), and half are to be nominated by members of our Board who were directors of CCB prior to the merger, or their successors ("CCB directors"). Of the nominees and incumbents listed below, the NCF directors nominated Messrs. Garrott, Brown, Campbell, Canale, Daughdrill, Farnsworth, Mallory, McNeill and Reed, and the CCB directors nominated Messrs. Roessler, Brame, Garrett, Joyner, McDonald, Munson, Shi, Tate and Wynn.

   At this year's annual meeting, six directors are to be elected as Class B directors for terms that expire at the annual meeting of shareholders in 2005. All of the nominees are members of the present Board and were appointed in conjunction with the merger of CCB with and into NCF, except Mr. Brown, who was appointed by the Board in January 2002 to fill a vacancy.

   The Board of Directors could, by a majority vote of the entire Board, increase the number of directors to up to 25 and fill the vacancies resulting from such increase for the remainder of the term of the class in which each new directorship is created. Although the Board from time to time considers qualified candidates to become directors, the Board has made no decision to increase the number of directors.

   The following table provides information about the six nominees for election to the Board of Directors as Class B directors as well as the 12 incumbent Class A and Class C directors.

                          Age as of
                         February 28,            Principal Occupation for Past Five Years            Year First Elected
          Name               2002                           and Directorships                             Director
          ----           ------------ -------------------------------------------------------------- ------------------
Class B: Nominees to Serve Until the Annual Meeting of Shareholders in 2005
R. Grattan Brown Jr.          66      Member of the law firm of Glankler Brown, PLLC; Director of           2002
                                      NCF from 1978 until July 2000
Thomas C. Farnsworth Jr.      64      Chairman of Farnsworth Investment Co. (real estate
                                      developer)                                                            1977
Eugene J. McDonald            69      Executive Vice President of Duke University; Principal and
                                      Chief Investment Officer of Quellos Private Capital Markets,
                                      LLC; Founding President and Chief Executive Officer of Duke
                                      Management Company (asset management company affiliated
                                      with Duke University); Director of RedHat, Inc.; Director of
                                      Incara Pharmaceuticals Corporation; Director of CCB until
                                      July 2000                                                             2000
Phillip H. McNeill Sr.        63      Chairman and Chief Executive Officer and Director of Equity
                                      Inns, Inc.; Director of Interstate Hotel Corp.                        1998
Ernest C. Roessler            60      President and Chief Executive Officer; Chairman of the Board,
                                      President and Chief Executive Officer of CCB until July 2000          2000
Phail Wynn Jr.                54      President, Durham Technical Community College                         2000

Class C: Incumbents to Serve Until the Annual Meeting of Shareholders in 2003
James B. Brame Jr.            56      President and Chief Executive Officer of Brame Specialty Co.,
                                      Inc. (paper and office supplies); Director of CCB until July
                                      2000                                                                  2000
John D. Canale III            56      President and Chief Executive Officer of D. Canale & Co;
                                      Secretary-Treasurer of D. Canale Beverages, Inc.; President of
                                      D. Canale Food Services, Inc. (wholesale food distributor)
                                      until September 1999                                                  1989
James H. Daughdrill Jr.       67      President of Rhodes College until his retirement in June 1999         1999
J. Bradbury Reed              62      Member of the law firm of Bass, Berry & Sims PLC; Director of
                                      J. Alexander's Corporation                                            1998
David E. Shi                  50      President of Furman University; Director of CCB until July
                                      2000                                                                  2000

Class A: Incumbents to Serve Until the Annual Meeting of Shareholders in 2004
Bruce E. Campbell Jr.         70      Consultant to NCF; Chief Executive Officer of NCF until his conversion to part-time status in 1993; Director of RFS Hotel
                                      Investors, Inc.                                                       1976
Blake P. Garrett Jr.          61      Partner in Garrett and Garrett Construction and related
                                      companies (commercial real estate development); Director of
                                      CCB until July 2000                                                   2000
Thomas M. Garrott             64      Chairman of the Board; Chairman of the Executive Committee
                                      of the Board; President and Chief Executive Officer of NCF
                                      until July 2000; Chief Executive Officer and Chairman of the
                                      Board of National Bank of Commerce until July 1998; Director
                                      of Internet Pictures Corporation                                      1977
C. Dan Joyner                 64      President and Chief Executive Officer of The Prudential/
                                      C. Dan Joyner Co., Inc. (real estate broker); Director of CCB
                                      until July 2000                                                       2000
W. Neely Mallory Jr.          68      President of Mallory Group, Inc. (3rd party logistics)                1974
Eric B. Munson                58      President and Chief Executive Officer of University of North
                                      Carolina Hospitals                                                    2000
H. Allen Tate Jr.             70      President and Chief Executive Officer of Allen Tate Company,
                                      Inc. (real estate broker); Director of CCB until July 2000            2000

   We have no reason to believe that any of the nominees for director will not agree or be available to serve as a director if elected. However, should any nominee become unable or unwilling to serve, the proxies may be voted for a substitute nominee or nominees or to allow the vacancy to remain open until filled by the Board.

   The presence of a quorum at the annual meeting, either in person or by written proxy, and the affirmative vote of a plurality of the votes cast at the meeting are necessary to elect a nominee as director.

   The Board of Directors recommends that you vote "FOR" the election to the Board of the individuals nominated by the Board.

                           MANAGEMENT OF THE COMPANY

Compensation of Directors

   Only directors who are not officers or employees of NCF are entitled to receive compensation for their activities carried out in connection with their board membership. The following table summarizes NCF's arrangements for compensation of its outside directors.

Annual Retainer(1)................ $15,000
Board Meeting Fee(1).............. $ 1,000
Executive Committee Retainer(1)... $ 7,500
Committee Meeting Fee(1).......... $   750
Annual Committee Chair Retainer(1) $ 1,000
Annual Equity Compensation........ Non-qualified stock options valued at $30,000 using the Black-Scholes method

--------
(1) In 2001, directors were required either to invest their retainers in the Director's Fees Deferral Plan (which uses all director fees received to acquire shares of NCF common stock) or to use those retainers to purchase NCF common stock through NCF's dividend reinvestment plan; directors could elect either to invest their meeting fees in one of these two plans or to receive them in cash. Beginning in 2002, directors may elect to invest their retainers in the Director's Fees Deferral Plan or to receive their retainers in NCF common stock. If a director elects to invest his retainers in the Director's Fees Deferral Plan, he may choose either to invest his meeting fees in the same plan or to receive them in cash. If a director elects to receive his retainers in NCF common stock, he will receive his meeting fees in cash.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and the holders of greater than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers and directors are required by SEC regulations to furnish us with copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations from such officers, directors and shareholders with respect to the period from January 1, 2001 through December 31, 2001, we are not aware of any required Section 16(a) reports that were not filed on a timely basis, with the following exceptions:

   A Form 4 was not timely filed to report an option exercise and subsequent sale of some of the shares acquired upon such exercise by Mr. Joyner in December 2000, but these transactions were reported on a Form 5 filed in February 2002.

   A Form 4 was not timely filed to report an option exercise and subsequent sale of shares acquired upon such exercise by Dr. Wynn in September 2001, but these transactions were reported on a Form 5 filed in February 2002.

   A Form 4 was not timely filed to report the acquisition of shares purchased by Mr. Campbell with a voluntary contribution of director's fees into our dividend reinvestment plan in February 2001, but this transaction was reported on a Form 4 filed in June 2001.

   A Form 4 was not timely filed to report the acquisition of shares purchased by Mr. Tate with a voluntary contribution of director's fees into our dividend reinvestment plan in November 2001, but this transaction was reported on a Form 4 filed in December 2001.

   Due to the complexity of the reporting rules, we have instituted procedures to assist our officers and directors with these obligations.

Stock Ownership of Management and Principal Shareholders

   The following table sets forth the number and the percentage of shares of our outstanding common stock that were beneficially owned by our Chief Executive Officer, our four other most highly compensated executive officers (including officers of subsidiaries, if applicable), our directors and nominees for directorships, and all directors and named executive officers as a group, as of December 31, 2001. We know of no person that is a ''beneficial owner,'' as such term is defined by the rules of the Securities and Exchange Commission, of more than 5% of the outstanding shares of our common stock as of December 31, 2001.

                                                           Number of Shares of      Percent
                                                        Common Stock Beneficially      of
                        Name                          Owned as of December 31, 2001 Class(1)
                        ----                          ----------------------------- --------
James B. Brame Jr....................................              58,005(2)            *
R. Grattan Brown Jr..................................             136,661(3)            *
Bruce E. Campbell....................................             494,715(4)            *
John D. Canale, III..................................           5,198,972(5)          2.5
James H. Daughdrill..................................               5,452(6)            *
J. Scott Edwards.....................................             430,368(7)            *
Thomas C. Farnsworth Jr..............................             976,205(8)            *
Richard L. Furr......................................             374,034(9)            *
Blake P. Garrett Jr..................................             257,892(10)           *
Thomas M. Garrott....................................           2,180,536(11)         1.1
C. Dan Joyner........................................             122,116(12)           *
W. Neely Mallory Jr..................................             464,501(13)           *
Eugene J. McDonald...................................              53,314(14)           *
Phillip H. McNeill Sr................................             105,960(15)           *
Eric B. Munson.......................................              45,759(16)           *
J. Bradbury Reed.....................................              16,158(17)           *
William R. Reed Jr...................................             744,063(18)           *
Ernest C. Roessler...................................             800,959(19)           *
Dr. David E. Shi.....................................              53,796(20)           *
H. Allen Tate Jr.....................................             102,833(21)           *
Dr. Phail Wynn Jr....................................              34,479(22)           *
All directors and named executive officers as a group
  (21 individuals)...................................          12,656,778(23)         6.1

--------
  * Less than 1% of the outstanding shares of our common stock.
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. The number of shares of common stock outstanding used in calculating the percentage for each listed individual includes 205,362,536 shares of common stock outstanding as of December 31, 2001 plus 1,788,048 shares of our common stock underlying options or warrants that are currently exercisable or that are exercisable within 60 days of December 31, 2001 that were held by the listed individuals, but excludes shares of common stock underlying options held by other persons. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by such shareholder.
 (2) Includes 29,794 shares of common stock issuable upon exercise of an option held by Mr. Brame.
 (3) Includes 16,209 shares held by Mr. Brown's wife, as to which Mr. Brown disclaims any beneficial interest.
 (4) Includes 99,188 shares of common stock held by Mr. Campbell through an individual retirement account; 231,204 shares held jointly by Mr. Campbell and his wife; a total of 87,452 shares held by members of Mr. Campbell's family, as to which Mr. Campbell disclaims any beneficial interest; and 4,772 shares of common stock issuable upon exercise of an option held by Mr. Campbell.
 (5) Includes 325,500 shares owned by the estate of Mr. Canale's father, John
     D. Canale. As an executor of the estate, Mr. Canale shares investment and voting power. Also includes 4,711,312 shares held by D. Canale & Co., in which Mr. Canale has a 50% voting interest. Also includes 400 shares held by Mr. Canale as custodian for his nephew and 4,772 shares issuable upon the exercise of an option held by Mr. Canale.
 (6) Includes 4,772 shares issuable upon the exercise of an option held by Mr. Daughdrill.
 (7) Includes 73,615 shares held by Mr. Edwards through NCF's 401(k) and Retirement Savings Equity plans and 168,534 shares of common stock issuable upon the exercise of options held by Mr. Edwards.
 (8) Includes 500 shares held by Mr. Farnsworth's wife, as to which Mr. Farnsworth disclaims any beneficial interest; 281,182 shares held by Mr. Farnsworth through a dividend reinvestment plan; and 4,772 shares issuable upon the exercise of an option held by Mr. Farnsworth.
 (9) Includes 184,083 shares of common stock issuable upon exercise of stock options held by Mr. Furr; 22,850 shares held by Mr. Furr's wife; 4,900 shares held by Mr. Furr's children; and 34,320 shares held by Mr. Furr through NCF's 401(k) and Retirement Savings Equity plans.
(10) Includes 111,206 shares of common stock held by members of Mr. Garrett's family; 1,377 shares held by Inn Circle Limited Partnership, of which Mr. Garrett is a partner; 5,449 shares held by Garrett, Wenck & Garrett, Inc., of which Mr. Garrett is a shareholder; and 34,437 shares issuable upon exercise of options held by Mr. Garrett.
(11) Includes 424,767 shares of common stock issuable upon exercise of stock options held by Mr. Garrott; 95,248 shares held by Mr. Garrott's wife, as to which Mr. Garrott disclaims any beneficial interest; 99,893 shares held in trust for the benefit of Mr. Garrott's children, as to which Mr. Garrott disclaims any beneficial interest; and 95,157 shares held by Mr. Garrott through NCF's 401(k) plan, including shares held through the ESOP feature of that plan.

(12) Includes 45,611 shares of common stock issuable upon exercise of stock options held by Mr. Joyner; 27,950 shares held by Mr. Joyner through a deferred compensation plan; 8,673 shares held by Mr. Joyner through an individual retirement account; and 5,606 shares held by Mr. Joyner's wife.
(13) Includes 4,000 shares of common stock held by Mr. Mallory's wife, as to which he disclaims any beneficial interest, and 4,772 shares of common stock issuable upon exercise of an option held by Mr. Mallory.
(14) Includes 34,694 shares of common stock issuable upon exercise of stock options held by Mr. McDonald.
(15) Includes 4,772 shares of common stock issuable upon exercise of an option held by Mr. McNeill.
(16) Includes 34,694 shares issuable upon exercise of stock options held by Mr. Munson.
(17) Includes 4,772 shares of common stock issuable upon exercise of an option held by Mr. Reed.
(18) Includes 224,680 shares of common stock held by Mr. Reed's wife; 159,632 shares of common stock held jointly by Mr. Reed and his wife; 268,734 shares issuable upon exercise of stock options held by Mr. Reed; and 61,017 shares held through NCF's 401(k) plan, including shares held through the ESOP feature of that plan.
(19) Includes 416,006 shares of common stock issuable upon exercise of stock options held by Mr. Roessler; 22,491 shares of common stock issuable upon exercise of stock options assigned by Mr. Roessler to his children; 17,150 shares held by Mr. Roessler's wife, as to which he disclaims any beneficial interest; 41,872 shares held by Mr. Roessler through a dividend reinvestment plan; and 84,884 shares held by Mr. Roessler through NCF's 401(k) and Retirement Savings Equity plans.
(20) Includes 33,911 shares of common stock issuable upon exercise of stock options held by Dr. Shi.
(21) Includes 34,694 shares of common stock issuable upon exercise of stock options held by Mr. Tate and 5,001 shares held by the Allen Tate Foundation.
(22) Includes 22,194 shares of common stock issuable upon exercise of stock options held by Dr. Wynn.
(23) Includes an aggregate of 1,788,048 shares of common stock issuable upon the exercise of stock options by all directors and named executive officers as a group.

Board and Committee Meetings and Attendance

   Our Board of Directors has three principal standing committees--the Executive Committee, the Audit Committee, and the Compensation Committee. The Board also has a Governance and Nominating Committee, a Loan Policy and Oversight Committee and a Trust Committee.

   During 2001, the Board of Directors held eight meetings. The Executive Committee met 13 times and the Audit Committee met eight times during 2001. The Compensation Committee held six meetings during 2001, while the Governance and Nominating Committee held four meetings and the Loan Policy and Oversight Committee met seven times. The Trust Committee was only recently formed and did not meet in 2001.

   During 2001, none of our directors attended fewer than 75% of our Board meetings and meetings of committees of the Board on which they served. We believe that attendance at meetings is only one means by which directors may contribute to the effective management of NCF and that the contributions of all our directors have been substantial.

   Executive Committee. The Executive Committee, composed of Messrs. Garrott (Chairman), Campbell, Farnsworth, Mallory, McDonald, Munson, Roessler and Wynn, has, and may exercise, all the authority of the full Board of Directors between Board meetings with respect to matters other than the amendment of our Amended and Restated Charter or bylaws, the adoption of a plan of merger or consolidation, or the disposition of substantially all of our assets or our dissolution.

   Audit Committee. The Board of Directors maintains an Audit Committee comprised of six of our outside directors. The Board and the Audit Committee believe that the current composition of the Audit Committee satisfies Section 303.01(B) of the New York Stock Exchange listing standards, which governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards. For more information concerning the Audit Committee, please see "REPORT OF THE AUDIT COMMITTEE" below.

   Governance and Nominating Committee.  The Governance and Nominating
Committee seeks out and evaluates qualified candidates for positions on our Board of Directors. Messrs. McDonald (Chairman), Brown, Daughdrill, Reed, Shi and Wynn serve on this committee. The Governance and Nominating Committee will consider nominees recommended by our shareholders, provided that all proposals for nominees must comply with our bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934. Please see "When are Shareholder Proposals for the 2003 Annual Meeting Due?" on page 4.

   Loan Policy and Oversight Committee. Messrs. Farnsworth (Chairman), Brame, Brown, Campbell, Daughdrill, Joyner and Tate serve on the Loan Policy and Oversight Committee. This committee is designed to ensure that the company's lending policies are adequate and that lending activities are conducted in accordance with our policies and applicable laws and regulations. The committee also monitors loan portfolio quality, oversees procedures to identify problem loans and reviews the adequacy of our loan loss reserve.

   Trust Committee. Messrs. Brame (Chairman), Campbell, Canale, Garrett, Reed and Shi serve on the Trust Committee. The Trust Committee is charged with general oversight of the fiduciary activities of our subsidiary banks, including compliance with the laws and regulations that govern the fiduciary function.

   The membership and principal functions of the Compensation Committee are described under the caption ''REPORT OF THE COMPENSATION COMMITTEE'' below.

                         REPORT OF THE AUDIT COMMITTEE

   In accordance with the Audit Committee's written charter, adopted for the committee by the full Board of Directors, the Audit Committee assists the Board in fulfilling its oversight responsibility with respect to the quality and integrity of our accounting, auditing and financial reporting practices. The Audit Committee recommends to the Board of Directors the persons or firm to be employed as our independent auditors; reviews with such auditors the scope of their engagement, their audit report and the accompanying management letter, if any; reviews with the independent auditors our interim financial statements to be included in our quarterly reports filed with the SEC; consults with the independent auditors and management with regard to our accounting methods and the adequacy of our system of internal control; approves professional services provided by the independent auditors; reviews the independence of the independent auditors; and considers the range of the independent auditors' audit and non-audit fees.

   In discharging its oversight responsibilities regarding the audit process, during 2001 the Audit Committee:

   (1) reviewed and discussed the audited financial statements with management;

   (2) reviewed and discussed with the independent auditors our interim financial statements filed with the Securities and Exchange Commission on Form 10-Q and the material required to be discussed by Statement on Auditing Standards No. 61; and

   (3) received the written disclosures and the letter from the independent auditors required by the Independence Standards Board's Standard No. 1 and discussed with the independent auditors any issues that may impact the auditors' objectivity and independence.

   Management is responsible for NCF's financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. NCF's independent auditors are responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes. It is not the committee's duty or its responsibility to conduct auditing or accounting reviews or procedures. The Audit Committee's members are not employees of NCF, and they may not be, and they may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee members have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on NCF's financial statements. The committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, its considerations and discussions with management and the independent auditors do not assure that NCF's financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of NCF's financial statements has been carried out in accordance with accounting principles generally accepted in the United States of America, or that NCF's independent accountants are in fact "independent."

Audit Fees

   Aggregate fees for professional services rendered by KPMG LLP for the audit of our 2001 annual financial statements were $535,900.

Financial Information Systems Design and Implementation Fees

   No fees were billed by KPMG LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X in 2001.

All Other Fees

   Aggregate fees billed for services rendered by KPMG LLP during fiscal year 2001, other than services covered in the two paragraphs immediately preceding this one, totaled $1,953,200. Of this amount, $398,300 was billed for audit-related services, including fees for employee benefit plan audits, internal control reviews, accounting consultations and reviews of SEC registration statements, and $1,554,900 was billed for non-audit services.

   In accordance with the Securities and Exchange Commission's auditor independence requirements, the Audit Committee has also considered whether the provision of non-audit services is compatible with the auditors' independence. Based upon the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission.

                                          CURRENT AUDIT COMMITTEE MEMBERS:

                                          Blake P. Garrett Jr. (Chairman)
                                          James B. Brame Jr.
                                          John D. Canale III
                                          C. Dan Joyner
                                          W. Neely Mallory Jr.
                                          Phillip H. McNeill Sr.

               COMPENSATION OF MANAGEMENT AND OTHER INFORMATION

Summary Compensation Table

   The following table sets forth certain summary information for the years indicated with respect to the compensation awarded to, earned by, or paid to our Chief Executive Officer and each of the four other most highly compensated executive officers of NCF and its subsidiaries (hereinafter referred to as the ''named executive officers''). The compensation shown for Messrs. Roessler, Furr and Edwards includes compensation paid to them by CCB prior to the NCF-CCB merger in July 2000.

                                                                     Long-Term Compensation
-                                                    Annual      -------------------------------
                                                 Compensation(1)        Awards          Payouts
-                                                --------------- --------------------- ---------
                                                                 Restricted Securities
                                                                   Stock    Underlying   LTIP     All Other
                                                 Salary   Bonus   Award(s)   Options/   Payouts   Compensa-
        Name and Principal Position         Year ($)(1)    ($)     ($)(2)   SARs(#)(3)  ($)(4)   tion ($)(5)
        ---------------------------         ---- ------- ------- ---------- ---------- --------- -----------
Ernest C. Roessler. President and           2001 750,000 937,500        --   138,893          --    110,979(10)
                    Chief Executive Officer 2000 650,000 733,107 1,581,250   449,601   1,039,354  3,222,344(6)(8)
                                            1999 600,000 370,731        --    84,476     202,000     93,939(8)

Thomas M. Garrott.. Chairman of the Board   2001 750,000 937,500        --   119,300          --     82,601(10)
                                            2000 625,000 758,107 1,581,250   360,000          -- 12,288,955(6)(9)
                                            1999 535,000 535,000   532,500    65,000          --  2,440,792(7)(9)

William R. Reed Jr. Chief Operating Officer 2001 365,000 305,927        --    38,700          --     52,942(10)
                                            2000 322,500 217,787   474,375   137,500          --  2,538,832(6)(9)
                                            1999 271,000 184,280        --    25,000          --     72,303(7)(9)

Richard L. Furr.... President, CCB          2001 355,000 294,139        --    37,600          --     43,240(10)
                                            2000 339,400 216,531   474,375   163,754     449,192  1,565,943(6)(8)
                                            1999 325,800 167,756        --    35,721     100,000     46,379(8)

J. Scott Edwards... Chief Administrative    2001 345,000 263,864        --    36,600          --     45,818(10)
                    Officer                 2000 335,471 200,775   474,375   157,973     433,239  1,515,046(6)(8)
                                            1999 322,596 161,268        --    34,986      98,000     49,371(8)

--------
 (1) We also provide certain perquisites and other personal benefits to the named executive officers that do not exceed either $50,000 or 10% of each named executive officer's total annual salary and bonus.
 (2) Dollar amount shown equals number of shares multiplied by stock price on grant date. Dividends are paid on shares of restricted stock at the same rate as on unrestricted shares. The number of shares of unvested restricted stock held by the named executive officer and the value of those shares as of December 31, 2001 are as follows:

                                               Unvested
                                              Restricted                    Aggregate
              Name                            Shares (#)                    Value ($)
              ----                    ----------                  ---------
Mr. Roessler.........................   66,700                    1,687,510
Mr. Garrott..........................   66,700                    1,687,510
Mr. Reed.............................   20,000                      506,000
Mr. Furr.............................   20,000                      506,000
Mr. Edwards..........................   20,000                      506,000
All shares of restricted stock vest in two approximately equal installments on July 5, 2002 and
  2003.

 (3) The options shown for Messrs. Roessler, Furr and Edwards for 1999 and part of 2000 represent options to acquire shares of CCB common stock that were converted into options to acquire shares of our common stock upon completion of the NCF-CCB merger.
 (4) Reflects amounts paid to Messrs. Roessler, Furr and Edwards under CCB's Long-Term Incentive Plan ("LTIP"). In connection with the NCF-CCB merger, LTIP awards scheduled to vest in 2001 and 2002 were accelerated for all participants. The amounts listed for Messrs. Roessler, Furr and Edwards include $762,000, 332,000 and $318,000, respectively, which amounts were accelerated due to the merger.
 (5) In addition to the other amounts footnoted below, figures in this column include directors' fees (with respect to service on the boards of NCF and NBC, as applicable) of an aggregate of $26,150 paid to Mr. Garrott and $20,000 paid to Mr. Reed for 2000 and $24,000 paid to Mr. Garrott and $22,000 paid to Mr. Reed for 1999.
 (6) The amount listed for each named executive officer includes payments pursuant to contractual obligations made in connection with the NCF-CCB merger, as follows: Mr. Roessler, $3,109,600; Mr. Garrott, $12,131,293; Mr. Reed, $2,464,155; Mr. Furr, $1,519,518; and Mr. Edwards, $1,460,765.
     The amounts listed for Messrs. Roessler and Edwards also include $18,520 and $5,000, respectively, in relocation costs paid to them in 2000 by NCF. The amounts listed for Messrs. Roessler, Garrott, Reed, Furr and Edwards also include split dollar life insurance premiums.
 (7) Includes split dollar life insurance premiums. Also includes a lump sum payment received by Mr. Garrott in 1999 in the amount of $2,296,998 in accordance with an amended employment agreement that extends the date upon which he may elect to be employed on part-time status.
 (8) The amounts listed for Messrs. Roessler, Furr and Edwards for 2000 and 1999 include an employer's matching contribution on behalf of that officer to the CCB 401(k) and Retirement Savings Equity plans. The separate amounts for 2000 and 1999 are as follows: Mr. Roessler--$30,622 and $28,227; Mr. Furr--$15,215 and $14,511; and Mr. Edwards--$14,768 and
     $13,950. The 1999 amounts also include split dollar life insurance premiums.
 (9) Also includes an employer's matching contribution on behalf of that officer to the NCF 401(k) plan in the amount of $5,250 for each officer in 2000 and $5,000 for each officer in 1999. Also includes an employer's matching contribution to NCF's Deferred Compensation Plan in 2000 and 1999 on behalf of Mr. Garrott of $37,773 and $26,305, respectively, and on behalf of Mr. Reed of $12,789 and $8,665, respectively.
(10) Includes relocation costs, life insurance premiums and an employer's matching contribution on behalf of each officer to the NCF 401(k) plan, the Retirement Savings Equity Plan, and/or the Deferred Compensation Plan, as applicable, in the following amounts:

                            Life
                          Insurance      Matching     Relocation
                 Name    Premiums($) Contributions($)  Costs($)
                 ----    ----------- ---------------- ----------
                Roessler   51,611         44,368        15,000
                Garrott.   45,581         37,020            --
                Reed....   38,294         14,648            --
                Furr....   26,094         17,146            --
                Edwards.   28,802         16,349           667

    For Messrs. Roessler, Furr and Edwards, the benefit from life insurance premiums paid by NCF is calculated for the period, projected on an actuarial basis, between payment of the premium and refund of the premium to NCF as provided in the policy.

Stock Option Plans

   During 1994, the shareholders approved our 1994 Stock Plan (the ''1994 Plan''), which reserved 6,200,000 shares of our common stock for use under the 1994 Plan. Shares that had not been subject to option or restricted stock grants under previous plans were transferred to reserved shares under the 1994 Plan. In 1997 and 2000, the shareholders approved an additional 2,000,000 and 4,000,000 shares, respectively, for grants under the 1994 Plan.

   In addition, in connection with the NCF-CCB merger, we assumed CCB's obligations under several option plans, including the CCB LTIP. CCB shareholders approved all shares available for grant under the CCB LTIP. Immediately following the NCF-CCB merger, there were approximately 5,334,650 shares of NCF common stock available for issuance under the CCB LTIP.

   We grant options under the 1994 Plan and the CCB LTIP at the then prevailing market price of our common stock. Options become exercisable in equal parts over periods ranging from three to ten years following the date of grant. Only eligible officers and key employees are eligible to participate in the 1994 Plan and the CCB LTIP.

   Amounts set forth in the following tables reflect the effect of all stock dividends and splits declared through 2001 and, with respect to Messrs. Roessler, Furr and Edwards, the effect of the CCB merger with NCF.

Option Grants in Last Fiscal Year

   The following table sets forth certain information with respect to the grant of stock options under our 1994 Plan and/or the CCB LTIP to the named executive officers for the year ended December 31, 2001.

                                                                  Potential Realizable Value
                                                                   at Assumed Annual Rates
                                                                        of Stock Price
                                                                   Appreciation for Option
                                Individual Grants(1)                         Term
                    --------------------------------------------- --------------------------
                     Number of   Percent of
                    Securities  Total Options Exercise
                    Underlying   Granted to   or Base
                      Options   Employees in   Price   Expiration
       Name         Granted (#)  Fiscal Year   ($/SH)     Date         5%           10%
       ----         ----------- ------------- -------- ----------  ----------    ----------
Ernest C. Roessler.   119,300        5.3%      24.750   1-16-11   $1,856,916    $4,705,800
                       10,441        0.5      24.9688   3-31-07       88,663       201,146
                        4,992        0.2      24.9688   3-12-06       34,437        76,097
                        4,160        0.2      23.9850   5-29-11       62,749       159,020
Thomas M. Garrott..   119,300        5.3       24.750   1-16-11    1,856,916     4,705,800
William R. Reed Jr.    38,700        1.7       24.750   1-16-11      602,369     1,526,525
Richard L. Furr....    37,600        1.7       24.750   1-16-11      585,248     1,483,136
J. Scott Edwards...    36,600        1.6       24.750   1-16-11      569,683     1,443,691

--------
(1) Options become exercisable annually in equal parts over a three-year period following the date of grant, except that (i) the options for 10,441 and 4,992 shares of common stock granted to Mr. Roessler are reload options that vest on the first anniversary of the date of grant and (ii) the option for 4,160 shares of common stock granted to Mr. Roessler was granted in connection with Mr. Roessler's purchase of 2,080 shares (the "underlying shares") of common stock pursuant to our ShareNCF plan and vests on the second anniversary of the date of grant (if Mr. Roessler does not dispose of the underlying shares prior to that time) or on the sixth anniversary of the date of grant (if Mr. Roessler does dispose of the underlying shares prior to the second anniversary of the date of grant).

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

   The following table sets forth certain information with respect to options exercised during 2001 and the value of unexercised options and stock appreciation rights ("SARs") held by the named executive officers of NCF and its subsidiaries at December 31, 2001.

                     Shares              Number of Securities
                    Acquired            Underlying Unexercised     Value of Unexercised
                       on     Value          Options/SARs          In-the-Money Options/
                    Exercise Realized        at FY-End (#)         SARs at FY-End($)(2)
       Name           (#)     ($)(1)   Exercisable/Unexercisable Exercisable/Unexercisable
       ----         -------- --------- ------------------------- -------------------------
Ernest C. Roessler.  32,201    418,650      383,297/438,625(3)      2,600,779/2,841,836(3)
Thomas M. Garrott.. 120,000  2,076,740      385,000/319,300         3,996,720/1,963,115
William R. Reed Jr.  60,000  1,099,205      255,834/105,366         3,190,018/  653,778
Richard L. Furr....      --         --      171,549/146,768         1,267,855/1,023,410
J. Scott Edwards...      --         --      156,334/141,913         1,074,421/  988,477

--------
(1) Market value of underlying securities at exercise minus the exercise price.
(2) Market price at year end less exercise price.
(3) The exercisable portion in each column includes 22,491 shares assigned by Mr. Roessler to his children.

Pension Plans

   Prior to the NCF-CCB merger, NCF and CCB had established separate pension plans for the benefit of their respective employees. A new plan has now been put into place that covers all employees of the combined company; however, the old NCF and CCB plans remain in effect with respect to certain employees of the company, including the named executive officers, pursuant to the grandfathering provisions of the new plan. The plans in which the named executive officers participate are described below.

   The following table describes estimated retirement benefits payable under NCF's tax-qualified, non-contributory, defined benefit retirement plan to employees in the specified period-of-service and compensation classifications, assuming retirement at age 65. Retirement benefits are not subject to social security deductions or offsets. The benefit amounts reflect grandfathered minimum benefits based on plan provisions in effect prior to an amendment to the plan effective July 15, 1996.

                                      Credited Service
                   ------------------------------------------------------
       Five Year
     Final Average
          Pay      10 Years 15 Years 20 Years 25 Years 30 Years  35 Years
     ------------- -------- -------- -------- -------- --------  --------
      $125,000..   $22,167  $33,251  $44,334  $55,418  $ 66,499  $ 77,583
       150,000..    27,013   40,520   54,027   67,534    81,039    94,546
       175,000..    31,860   47,791   63,720   79,651    95,579   111,510
       200,000..    36,707*  55,060*  73,414*  91,767*  110,119*  128,473*
       225,000..    36,707*  55,060*  73,414*  91,767*  110,119*  128,473*
       250,000..    36,707*  55,060*  73,414*  91,767*  110,119*  128,473*
       300,000..    36,707*  55,060*  73,414*  91,767*  110,119*  128,473*
       400,000..    36,707*  55,060*  73,414*  91,767*  110,119*  128,473*
       450,000..    36,707*  55,060*  73,414*  91,767*  110,119*  128,473*
       500,000..    36,707*  55,060*  73,414*  91,767*  110,119*  128,473*

--------
* Compensation is limited to $200,000 (for fiscal year 2002) under Internal Revenue Code Section 401(a)(17).

   Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. The NCF pension plan contains a five-year vesting requirement, effective January 1, 1989, and provides remuneration upon retirement at age 65 based generally upon average compensation for the five calendar years preceding retirement and years of service, with additional preretirement disability and death benefits. Compensation covered by the retirement plan includes base salaries, overtime pay, commissions and bonuses. As of December 31, 2001, covered compensation for commissioned employees was limited to $100,000. In 2001, covered compensation for Messrs. Garrott and Reed was $1,508,107 and $540,287 respectively. At December 31, 2001, Messrs. Garrott and Reed had approximately 19 and 32 years of credited service, respectively, under the retirement plan.

   The board of directors has also adopted a non-qualified supplemental executive retirement plan that would both restore any portion of the pension payable to any participant in the retirement plan that cannot be paid from such retirement plan due to the maximum benefit limitations imposed by Section 415 and by the maximum compensation limitations imposed by Section 401(a)(17) of the Internal Revenue Code as well as provide certain additional benefits to participants. Since the adoption of this plan, NCF has annually funded actuarially determined accrued benefits under the plan. In accordance with the terms of the plan and their respective employment agreements, the NCF-CCB merger caused the participation of Messrs. Garrott and Reed in the plan to terminate. Effective August 1, 2000, Messrs. Garrott and Reed were eligible for reentry into the supplemental executive retirement plan, but only with respect to future services. Under the plan, if Messrs. Garrott and Reed work for NCF until age 65 at their 2001 rate of compensation, the plan will provide them with lifetime annuities of $36,327 and $111,750 per year, respectively.

   CCB maintained a tax-qualified, defined benefit pension plan that NCF is continuing to maintain for certain employees pursuant to the grandfathering provisions described above. Compensation covered by the CCB pension plan each year is a participant's annual base salary and short term bonus. At his or her retirement, a participant's annual benefit under the CCB pension plan is based on his or her average covered compensation for any five consecutive plan years during the last ten years preceding normal retirement age. However, under tax laws in effect at December 31, 2001, the amount of a participant's annual compensation taken into account for benefit calculation purposes under the CCB pension plan may not exceed $170,000, and maximum annual benefits payable under the pension plan are $140,000. CCB therefore adopted a supplemental non-qualified retirement plan that operates in conjunction with the CCB pension plan and under which a retiree will receive annual benefits in an amount equal to the difference, if any, between his actual benefit under the CCB pension plan and the amount he would receive under the CCB pension plan in the absence of the above limitations. The following table shows the estimated annual aggregate benefit payable under the CCB pension plan and the supplemental retirement plan to participants following retirement at age 65, which is the "normal retirement age" under the CCB pension plan, based on various specified numbers of years of service and various levels of compensation covered under the CCB pension plan:

                                      Credited Service
                    -----------------------------------------------------
        Five Year
      Final Average
           Pay      10 Years 15 Years 20 Years 25 Years 30 Years 35 Years
      ------------- -------- -------- -------- -------- -------- --------
       $125,000..   $15,000  $ 22,500 $ 30,000 $ 37,500 $ 45,000 $ 52,500
        150,000..    18,000    27,000   36,000   45,000   54,000   63,000
        200,000..    24,000    36,000   48,000   60,000   72,000   84,000
        250,000..    30,000    45,000   60,000   75,000   90,000  105,000
        300,000..    36,000    54,000   72,000   90,000  108,000  126,000
        350,000..    42,000    63,000   84,000  105,000  126,000  147,000
        400,000..    48,000    72,000   96,000  120,000  144,000  168,000
        450,000..    54,000    81,000  108,000  135,000  162,000  189,000
        500,000..    60,000    90,000  120,000  150,000  180,000  210,000
        550,000..    66,000    99,000  132,000  165,000  198,000  231,000
        600,000..    72,000   108,000  144,000  180,000  216,000  252,000
        650,000..    78,000   117,000  156,000  195,000  234,000  273,000
        700,000..    84,000   126,000  168,000  210,000  252,000  294,000
        750,000..    90,000   135,000  180,000  225,000  270,000  315,000

   Benefits shown in the table are computed as straight life annuities beginning at age 65 and are not subject to a deduction for Social Security benefits or any other offset amount. The covered compensation in 2001 and years of service at December 31, 2001 for each of the named executive officers who participate in the CCB pension plan and the supplemental retirement plan are as follows: Mr. Roessler--$1,483,107 and 13 years, Mr. Furr--$576,531 and 30 years, and Mr. Edwards--$545,775 and 33 years.

Employment Agreements

   In connection with the NCF-CCB merger, NCF entered into employment agreements with each of Messrs. Roessler, Garrott, Reed, Furr and Edwards. The employment agreement for each of Messrs. Reed, Furr and Edwards provides for a continually renewing term of three years commencing July 5, 2000 until the executive attains age 65, when the agreement automatically terminates. Both

Mr. Roessler's and Mr. Garrott's employment agreements are for a term ending July 5, 2006, with no automatic renewal. The employment agreements of Messrs. Roessler and Garrott were amended and restated effective November 1, 2001, and Mr. Garrott's employment agreement was further amended effective February 18, 2002.

   During the employment period, Mr. Roessler will serve as Chief Executive Officer and President and as a member of NCF's Board of Directors, and Mr. Garrott will serve as the Chairman of the Board of Directors and as Chairman of the executive committee of the Board. Mr. Reed will serve as Chief Operating Officer, Mr. Furr will serve as President of CCB and Mr. Edwards will serve as Chief Administrative Officer. Mr. Roessler and Mr. Garrott will each be entitled to an annual base salary of at least $750,000. The annual base salary of each of Messrs. Reed and Furr will be at least $340,000, and the annual base salary of Mr. Edwards will be at least $325,700. Each employment agreement provides that the executive will be eligible to receive an annual bonus on the same basis as peer executives of NCF.

   Mr. Roessler's employment agreement provides that, on or after April 7, 2003 and while employed by NCF on active status, Mr. Roessler may elect to be employed on part-time status until July 5, 2006. While on part-time status, Mr. Roessler will be entitled to receive the following payments and benefits: (1) an annual base salary equal to 75% of the average annual direct compensation paid to him for the two highest of the three compensation years preceding the year of part-time status election, increased (but not decreased) annually, on a compound basis, by the same percentage increase (if any) in the Consumer Price Index; (2) continued participation in NCF's retirement, compensation and welfare benefit plans (at not less than his highest levels of participation or coverage during the last 12 months he was employed full time), and (3) an office and support services on the same basis as all of NCF's executive officers. In addition, the agreement provides Mr. Roessler and his spouse with lifetime medical and dental insurance coverage. In the event Mr. Roessler's employment is terminated by NCF without cause or by Mr. Roessler for cause (as defined in the agreement), he will be entitled to (1) any unpaid base salary;
(2) a pro rata annual bonus, based on the annual bonus payable to the executive in the year prior to the date of termination (the "recent annual bonus") and
(3) the product of (x) either 48 or the number of months from the date of termination until the end of the employment period, whichever is greater, divided by 12 (the "continuation period"), and (y) the sum of Mr. Roessler's base salary and the recent annual bonus. Upon any such termination, restrictions on restricted stock will lapse immediately and stock options will vest immediately, medical and dental benefits will continue through the end of the continuation period, and NCF will maintain and pay premiums on the split dollar life insurance agreement for the benefit of Mr. Roessler.

   Mr. Roessler's employment agreement also provides him with change of control protection in the event of a change of control of NCF. Upon the occurrence of a change of control of NCF (as defined in the employment agreement), Mr. Roessler may, during the 18 months following the change of control (12 months if Mr. Roessler is then on part-time status), give NCF notice of his intention to exercise his rights under the change of control provisions of the agreement. Within five days after Mr. Roessler gives such notice, NCF must pay Mr. Roessler an amount equal to three times his average total annual direct compensation for the two highest of the three compensation years immediately preceding the compensation year in which the notice is given. Mr. Roessler will also be entitled to receive a prorated bonus based on the highest bonus he received during the three-year period prior to giving notice in connection with the change of control and the actuarial equivalent of the expected benefit that would have been payable to him under NCF's defined benefit retirement plan and supplemental executive retirement plan, calculated as if he had continued his employment for three years following such notice.

   Mr. Garrott's employment agreement provides that, at any time after January 1, 2002 and prior to July 5, 2003 or upon the occurrence of specific events, including a breach of the agreement by NCF, Mr. Garrott may elect to be employed on part-time status until July 5, 2006. NCF also has the right to elect to place Mr. Garrott on part-time status. In the absence of an election by Mr. Garrott or NCF, Mr. Garrott will automatically assume part-time status on July 5, 2003. While on part-time status, Mr. Garrott will be entitled to receive the following payments and benefits: (1) if Mr. Garrott goes on part-time status on or after January 1, 2002 through July 5, 2003, NCF shall pay him an amount equal to 75% of the average annual direct compensation paid to him for the two highest of the three compensation years preceding the year of part-time status election, increased (but not decreased) annually, on a compound basis, by the same percentage increase (if any) in the Consumer Price Index; (2) if Mr. Garrott is on part-time status on July 5, 2003, and has been paid in accordance with clause (1) above, then NCF shall pay him from July 5, 2003 until July 5, 2006 an amount equal to one-third of the part-time base salary in effect on July 5, 2003; (3) if Mr. Garrott goes on part-time status on July 5, 2003, then NCF shall pay him an amount equal to 25% of the average annual direct compensation for the two highest of the three compensation years immediately preceding the 2003 compensation year; (4) continued participation in NCF's retirement, compensation and welfare benefit plans (at not less than his highest levels of participation or coverage during the last 12 months he was employed full time); (5) an office and support services on the same basis as all of NCF's executive officers; and (6) except in the case of termination for cause after termination of Mr. Garrott's full or part-time employment, he will remain an affiliate and will continue to be available to consult with NCF and its employees, and all options and restricted stock held by Mr. Garrott on the date of the amended and restated agreement and thereafter granted will vest according to their terms while he remains an affiliate. In addition, the agreement provides Mr. Garrott and his spouse with lifetime medical and dental insurance coverage. Effective February 18, 2002, Mr. Garrott's employment agreement was amended to remove any payment upon a change of control of NCF.
   Pursuant to the employment agreements with Messrs. Reed, Furr and Edwards, each of the executives will be entitled to participate in the employee benefit plans, practices and policies provided to peer executives of NCF. The employment agreement of each of the executives provides that, upon the termination of the executive's employment with NCF (other than in connection with a change of control) other than for "cause" or by reason of death or disability, or upon the executive's termination of employment for "good reason," the executive is entitled to a lump-sum cash payment equal to the sum of (1) any unpaid base salary; (2) a pro rata annual bonus, based on the annual bonus payable to the executive in the year prior to the date of termination (the "recent annual bonus") and (3) the product of (x) the number of months from the date of termination until the end of the employment period divided by 12 and (y) the sum of the executive's base salary and the recent annual bonus. Upon any such termination, restrictions on restricted stock will lapse immediately, stock options will vest immediately, and medical and dental benefits will continue through the end of the original employment period. The employment agreement also contains restrictive covenants that prohibit the executive from disclosing confidential information during the employment period and thereafter and from competing with NCF while employed and for two years following termination of employment.

   Messrs. Reed, Furr and Edwards are also entitled to change of control protection pursuant to separate change of control agreements. This protection is structured such that each executive has an employment period of three years that begins on the date (the "effective date") that a change of control (as defined in the agreement) occurs. During the employment period the executive will receive: (i) an annual base salary at least equal to twelve times the highest monthly base salary payable prior to the effective date; (ii) an annual bonus at least equal to the highest annual bonus paid for the three years prior to the effective date; (iii) the ability to participate in NCF's normal employee benefit plans at an appropriate level; (iv) reimbursement for expenses in accordance with NCF policy; and (v) fringe benefits consistent with those previously afforded the executive. If, during the three-year period following the change in control, NCF terminates the executive's employment other than for "cause" or "disability", or the executive terminates his or her employment for "good reason" (which includes a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control), the executive will be paid a lump sum payment equal to the sum of the following: (1) unpaid base salary through the date of termination, a prorated annual bonus amount, and any previously deferred compensation and accrued vacation pay; (2) three times the sum of annual compensation plus bonus; and
(3) the actuarial present value of accrued benefits under NCF's qualified defined benefit plan and any supplemental retirement plan in which the executive participates, calculated as if the executive's employment had continued for three years following the change of control. Upon such termination, all restricted stock and all stock options will vest immediately and medical and dental benefits will continue through the end of the employment period.

   Mr. Roessler's employment agreement and the employment and change of control agreements of the other top executives provide that if any amounts payable to an executive pursuant to the change of control provisions of those agreements would subject such executive to the excise tax under section 4999 of the U.S. tax code, NCF will make a payment to the executive such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under section 4999 had been imposed. Because Mr. Garrott's employment agreement has been amended to remove any payment upon a change of control, however, the provisions regarding the section 4999 excise tax will not be triggered as to Mr. Garrott.

                     REPORT OF THE COMPENSATION COMMITTEE

   The Compensation Committee of our Board of Directors reviews our employee benefit plans and executive compensation policies and programs and submits recommendations to the Board of Directors. The members of the committee are Messrs. Mallory (Chairman), McDonald, Farnsworth, McNeill, Munson and Tate, all of whom are non-employee directors.

   Compensation awarded to executive officers is designed to assure that we continue to attract, motivate and retain executives of superior abilities. Our general goal for compensating our executive officers is to provide competitive compensation in the middle to upper range of that received by executive officers with similar duties and responsibilities at financial institutions that resemble NCF in asset size, earnings performance, market capitalization and similar criteria. We achieve this goal by setting base salaries at or near the median of that received by peer executives at other companies and structuring our bonus plans such that our executives can move into the upper range based on their and NCF's performance. During 2001, the committee engaged the services of William M. Mercer, Inc., a nationally recognized compensation consulting firm, to aid it in determining competitive levels of compensation for our executive officers. William M. Mercer, Inc.'s report was based on executive compensation reviews, competitive surveys and peer-group analysis.

Compensation of Executive Officers

   Each executive officer's base salary is based primarily upon the competitive market for the executive officer's services. However, Messrs. Roessler, Garrott, Reed, Furr and Edwards are guaranteed minimum base salaries in accordance with the terms and conditions of their respective employment agreements. See ''COMPENSATION OF MANAGEMENT AND OTHER INFORMATION--Employment Agreements.''

   Our annual incentive plans are designed to give executive officers and other key employees additional incentive to maximize our long-term return for our shareholders. Messrs. Roessler, Garrott, Reed, Furr and Edwards (as well as certain other executives) are eligible to participate in our Short- Term Incentive Compensation Plan ("STICP"). The purpose of the STICP is to motivate its participants to create shareholder value by paying them cash bonuses that are tied to NCF's achievement of certain business goals. These goals are based on cash earnings and tangible equity, which are key areas of financial focus of management and the Board of Directors and which management believes are an important area of focus for securities analysts. Bonuses are payable under the STICP only if NCF meets a certain minimum annual threshold for cash return on tangible equity. Once the threshold for return on equity has been achieved, the range of bonuses to be paid is then set, based on achievement of targets for growth in cash earnings per share. The targets for growth in cash earnings per share and the threshold for return on equity are set annually at the beginning of the year by the Compensation Committee.

   For 2001 and 2002, the return on equity threshold depends on NCF's capital level, with a minimum of 18% and a maximum of 22%. For 2001, no bonuses were earned until NCF achieved 16% cash earnings per share growth, and maximum bonuses required 20% cash earnings per share growth. For 2002, no bonuses will be earned until NCF achieves 14% cash earnings per share growth, and maximum bonuses require 18% cash earnings per share growth.

   For the year 2001, bonuses paid under the STICP to Messrs. Roessler and Garrott were based solely on corporate performance as described above. Bonuses paid to our other executive officers had two components: (1) corporate achievement of the targets described above and (2) achievement of individual performance goals. NCF met or exceeded the minimum annual thresholds for 2001 growth in earnings per share and return on equity outlined above, and bonuses awarded to our top five members of executive management ranged from 76% to 125% of base salary.

Stock Option Plans

   The Compensation Committee considers stock options under the 1994 Plan and the CCB LTIP for key employees, including key executive officers of NCF and its subsidiaries. Stock options are designed to align the long-term interests of our employees with those of our shareholders. The committee grants stock options to those key employees whose responsibilities place them in a position to make contributions to our overall financial success. These options are granted with an exercise price equal to the market price of our common stock on the date of grant and vest ratably over a three-year period. Since the full benefits of these options cannot be realized unless our stock price appreciates over time, holders of options are motivated to take actions to increase shareholder value. Approximately 740 of our key employees and those of our subsidiaries were granted stock options in 2001. This represents approximately 15% of the full-time employees of NCF and its subsidiaries, taken together.

   In 2001, the committee approved grants of stock options to executive officers based upon the performance contributions of the particular executive officer and the recommendations of William M.

Mercer, Inc. In making their recommendations, the consultants considered comparable levels of responsibilities at peer banks based on asset size, market capitalization and overall financial performance.

Chief Executive Officer's 2001 Compensation

   The base salary of Mr. Roessler, who has been our Chief Executive Officer since July 2000, was increased to a minimum of $750,000 in January 2001. In deciding to implement this increase, the committee specifically considered Mr. Roessler's individual performance as Chief Executive Officer of NCF. In addition, the committee took into account the compensation paid to the chief executive officers of banking institutions of comparative size, as reported to the committee by William Mercer, Inc., with the goal of maintaining Mr. Roessler's base salary at or near the median. These factors were considered subjectively, and none was given any specific weight. Like our other executive officers, Mr. Roessler also received stock options and bonus compensation under the STICP. His bonus compensation was determined in accordance with the strict guidelines for return on equity and cash earnings per share described above for NCF's other top executives.

                                          CURRENT COMPENSATION COMMITTEE
                                          MEMBERS:

                                          W. Neely Mallory Jr. (Chairman)
                                          Thomas C. Farnsworth Jr.
                                          Eugene J. McDonald
                                          Phillip H. McNeill Sr.
                                          Eric B. Munson
                                          H. Allen Tate Jr.

                       FIVE-YEAR STOCK PERFORMANCE GRAPH

   The line graph below reflects the cumulative five-year shareholder return (assuming reinvestment of dividends) on our common stock compared to such return of the S&P 500 Stock Index and the KBW 50 Bank Stock Index compiled by Keefe Bruyette & Woods, Inc., an investment banking firm (the "KBW 50 Bank Stock Index''). The graph reflects investment of $100 on December 31, 1996 in our common stock, the S&P 500 Index and the KBW 50 Bank Stock Index.

                      Comparative Five-Year Total Returns
                     NCF, S&P 500, KBW 50 Bank Stock Index
                   (Performance results through 12/31/2001)

                                    [CHART]

          National Commerce Financial Corporation       S&P 500 Stock         KBW 50
12-1996                   100.00                           100.00             100.00
12-1997                   187.60                           133.50             146.20
12-1998                   203.50                           172.20             158.32
12-1999                   249.50                           208.50             152.83
12-2000                   278.80                           190.00             183.45
12-2001                   291.50                           167.60             175.96

              CERTAIN TRANSACTIONS WITH DIRECTORS AND MANAGEMENT

   Some of our officers and directors, including some of the nominees for director described above, and certain of their associates and immediate family members (including spouses, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law) are customers of our subsidiaries. As customers, they have had transactions with our subsidiaries in the ordinary course of business, including borrowings. All of the borrowings were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in our opinion, do not involve more than normal risk of collectibility or present any other unfavorable features.

   Many of our officers, directors and nominees and their associates and immediate family members maintain deposit relationships with our subsidiaries in various types of accounts, including certificates of deposit. Interest rates paid on deposits of officers, directors and nominees and their associates and immediate family members are substantially similar to rates paid for comparable deposits of parties who are not affiliated with NCF.

   In December 1987, NBC issued $1,025,000 in term notes to Mallory Partners, a Tennessee general partnership of which W. Neely Mallory Jr., one of our directors, and two trusts for the benefit of his sons are general partners. The term notes were issued on substantially the same terms, including interest rates, as those prevailing for comparable transactions with other persons.

   J. Bradbury Reed, one of our directors, is a member of the law firm of Bass, Berry & Sims PLC. That firm from time to time represents NCF and certain of its subsidiaries.

   R. Grattan Brown Jr., one of our directors, is a member of the law firm of Glankler Brown, PLLC. That firm from time to time represents NCF and certain of its subsidiaries.

   During 2001, Brame Specialty Co., Inc. supplied NCF and its subsidiaries with paper products, office supplies and equipment for approximately $950,000 in the aggregate. One of our directors, James B. Brame Jr., is the President of Brame Specialty Co., Inc. and owns a majority of its outstanding capital stock. In addition, Mr. Brame is the President and majority shareholder of Triangle Converting Corporation, which in 2001 leased equipment to NCF for approximately $210,000.

   The brother of Sheldon M. Fox, our Chief Financial Officer, is the president of Alltel Information Services. During 2001, NCF paid Alltel Information Services approximately $4,500,000 for software support, assistance with systems conversions and outsourcing of telebanking services.

   During 1993, Bruce E. Campbell Jr., the former Chief Executive Officer of NCF, exercised his right under his employment agreement to convert to part-time status until age 65. Upon reaching age 65 on March 7, 1996, Mr. Campbell retired and has been retained by NCF as a consultant. Pursuant to his consulting agreement, Mr. Campbell was paid a consulting fee of $50,000 during 2001. During 2001, he received additional compensation consisting of director's fees of $50,175.

   In the opinion of management, the terms of each of the above transactions were fair to NCF and substantially the same as could have been obtained in transactions with unaffiliated parties.

Compensation Committee Interlocks and Insider Participation

   Messrs. Farnsworth, McNeill, Mallory, McDonald, Munson and Tate, all of whom are non-employee directors, serve as members of our Compensation Committee. Some of our officers and directors, including members of our Compensation Committee, and certain of their associates and immediate family members (including spouses, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law), are customers of our subsidiaries. As customers, they have had transactions with our subsidiaries in the ordinary course of business, including borrowings. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in our opinion, do not involve more than normal risk of collectibility or present any other unfavorable features.

   In December 1987, NBC issued $1,025,000 in term notes to Mallory Partners, a Tennessee general partnership of which W. Neely Mallory Jr., one of our directors, and two trusts for the benefit of his sons are general partners. The term notes were issued on substantially the same terms, including interest rates, as those prevailing for comparable transactions with other persons.

                                  PROPOSAL II
                     RATIFICATION OF INDEPENDENT AUDITORS

   Our financial statements for the 2000 fiscal year were audited by Ernst & Young LLP. On March 20, 2001, we notified Ernst & Young that its appointment as independent auditor would be terminated, effective upon the issuance of Ernst & Young's reports on our consolidated financial statements for the year ended December 31, 2000. KPMG LLP was engaged as our independent auditor effective upon Ernst & Young's termination. The decision to change auditors was recommended by the Audit Committee of our Board of Directors and approved by our Board of Directors. Our shareholders ratified KPMG as our independent auditors at the annual meeting of shareholders that took place on April 25, 2001. We have again selected KPMG to audit our financial statements for the 2002 fiscal year and are now presenting this appointment to the shareholders for ratification at the annual meeting.

   Our dismissal of Ernst & Young and appointment of KPMG is attributable to
(i) KPMG's longstanding relationship with CCB and (ii) the fact that KPMG's proposed fee for audit services was significantly less than Ernst & Young's proposed fee. KPMG served as CCB's independent auditor for many years, and CCB's former Chief Financial Officer, Sheldon M. Fox, currently serves as our Chief Financial Officer. In addition, members of the former CCB accounting staff make up a large portion of our current accounting department. In light of these ongoing independent auditor/client relationships and the anticipated fee savings, we believe it is in our best interests and the best interests of our shareholders to select KPMG as our independent auditors.

   Neither of Ernst & Young's reports on our financial statements for fiscal years 2000 and 1999 contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope, or accounting principles. There were no "disagreements" (as such term is defined in Item 304(a)(v) of Regulation S-K) with Ernst & Young at any time during our two most recent fiscal years or thereafter regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement in connection with its report. In addition, during the same period, no "reportable events" (as such term is defined in Item 304(a)(v) of Regulation S-K) arose in the context of our relationship with Ernst & Young.

   In February 2001, at the suggestion of Ernst & Young, we consulted KPMG and another national accounting firm with respect to the accounting treatment of certain interest rate swap transactions that we entered into in the first and second quarters of 2000. KPMG was consulted regarding the appropriate application of accounting principles generally accepted in the United States of America to the interest rate swap agreements. KPMG orally advised us that the interest rate swap agreements did not qualify as a hedge of debt instruments under SFAS No. 133. Therefore, changes in the fair value of the interest rate swap agreements should be recognized into earnings. Ernst & Young considered the same issue in connection with its audit of the 2000 financial statements and had previously concluded that the unrealized losses on the subject transactions were properly reportable as losses on swap transactions in the consolidated statements of income.

   In the event you do not ratify the appointment of KPMG as our independent auditors, the Board and the Audit Committee will reconsider the appointment of KPMG. Even if you do ratify the appointment, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it believes that such a change would be in the best interests of NCF and its shareholders.

   A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

   The presence of a quorum at the annual meeting and the affirmative vote of a majority of the votes present at the meeting, either in person or by proxy, and entitled to vote on the matter are necessary to ratify the selection of KPMG LLP as our independent auditors for fiscal year 2002.

   The Board of Directors recommends that you vote "FOR" the ratification of KPMG LLP as our independent auditors for fiscal year 2002.

                          ANNUAL REPORT ON FORM 10-K

   A copy of our annual report on Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedules but excluding exhibits thereto, is being mailed along with this proxy statement. We will provide copies of the exhibits, should they be requested by eligible shareholders, and we may impose a reasonable fee for providing such exhibits. Requests for copies of the exhibits to our annual report on Form 10-K should be mailed to:

                 NATIONAL COMMERCE FINANCIAL CORPORATION
                 One Commerce Square
                 Memphis, Tennessee 38150
                 Attention: Sheldon M. Fox, Chief Financial Officer

                                          /s/ David Popwell
                                          DAVID T. POPWELL
                                          SECRETARY

   March 26, 2002

                  NATIONAL COMMERCE FINANCIAL CORPORATION PROXY
        PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON APRIL 24, 2002

     The undersigned hereby appoints THOMAS M. GARROTT, W. NEELY MALLORY JR., and DAVID T. POPWELL, and each of them, proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of National Commerce Financial Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, April 24, 2002, at 10:00 a.m. local time, in the Auditorium at National Bank of Commerce, Concourse Level, Commerce Tower, One Commerce Square, Memphis, Tennessee 38150, and at any adjournments thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournments thereof. Said proxies are directed to vote on the matters described in the Annual Meeting and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the meeting and any adjournments thereof.

1.  ELECTION  OF  DIRECTORS.

    (    ) FOR ALL

    (    ) WITHHOLD FOR ALL

    (    ) EXCEPTIONS

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the "Exceptions" box above and strike a line through the nominee's name in the list below.)

Class B to serve until Annual Meeting of Shareholders in 2005: R. Grattan Brown Jr.; Thomas C. Farnsworth Jr.; Eugene J. McDonald; Phillip H. McNeill Sr.; Ernest C. Roessler; Phail Wynn Jr.

2. RATIFICATION OF THE BOARD OF DIRECTOR'S APPOINTMENT OF KPMG LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 2002.

FOR ( ) AGAINST ( ) ABSTAIN ( )


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED "FOR" EACH OF THE ABOVE-MENTIONED PROPOSALS. IF ANY OTHER MATTERS ARE PROPERLY PRESENTED AT THE ANNUAL MEETING FOR ACTION TO BE TAKEN THEREUNDER, THIS PROXY WILL BE VOTED ON SUCH MATTERS BY THE PERSONS NAMED AS PROXIES HEREIN IN ACCORDANCE WITH THEIR BEST JUDGEMENT.

Please sign and date below and return the proxy material in the enclosed envelope, whether or not you plan to attend the annual meeting. Please date this proxy and sign exactly as your name or names appear hereon. When more than one owner is shown below, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If this proxy is submitted by a partnership, it should be executed in partnership name by an authorized person.

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Date                  Share owner sign here         Co-owner, if any, sign here